Exhibit 99.1

News Media Contact:

DynaVox

Joanne Kaufmann

Communications Manager

(412) 222-7837

Investor Contact:

ICR, Inc.

Sherry Bertner

Managing Director

(646) 277-1200

DynaVox Reports First Quarter Fiscal 2011 Results

PITTSBURGH, PA — November 11, 2010 — DynaVox (NASDAQ: DVOX), the world’s leading provider of communication and education products for individuals with significant speech, language and learning disabilities, today announced results for the first quarter ended October 1, 2010.

For the 13-weeks ended October 1, 2010, net sales were $21.6 million or 11% below net sales of $24.3 million during the 13 weeks ended October 2, 2009. Sales of the Company’s speech generating devices declined 8% from the prior year to $17.2 million, and sales of its special education software declined 22%, to $4.4 million, for the first quarter of fiscal year 2011.

As previously disclosed, the Company experienced a softening of demand for both its speech generating devices and software products during the first quarter of fiscal year 2011. Based on DynaVox’s sales performance during the first several weeks of the second quarter of fiscal year 2011, this softening of demand has continued during the second quarter. The Company believes that reduced domestic government funding, and particularly more constrained state and local government funding of school budgets, is adversely affecting its product sales in the United States. In addition, DynaVox believes that constraints on government spending in its key international markets, including Canada and the U.K., have had a similar effect on product sales in those regions. The adverse impact of these factors on the Company’s revenue generation has been more significant than initially anticipated. Although the Company is not yet seeing evidence of an improvement in the government funding environment, DynaVox is continuing to invest in its business and has launched new products into its target markets, which the Company views as underpenetrated.

Gross profit for the first quarter declined 16% to $15.3 million, compared to $18.2 million in the first quarter of the prior year. The Company’s gross profit margin was 71.1% in the first quarter, compared to 75.0% in the prior year. The gross margin decline was the result of a less favorable product mix and lower royalties, as well as lower sales.

Operating loss was $0.8 million in the first quarter of fiscal year 2011, compared to operating income of $4.1 million in the same period a year ago. Operating expenses also increased from the prior year due primarily to higher general and administrative expense associated with being a public company.

GAAP net loss was $0.5 million, or $(0.05) per share in the first quarter of fiscal year 2011.

Adjusted pro forma net loss and adjusted pro forma net loss per share, as defined below, were $1.1 million, or $(0.04) per share for the first quarter.

Adjusted EBITDA, as defined below, decreased 86% year-over-year in the first quarter of fiscal year 2011 to $0.8 million, compared to $5.5 million in the previous year.

“First quarter sales of both our speech generating devices and educational software were adversely impacted by pressures on federal, state, local, and particularly school budgets, as well as constraints on government spending in our international markets.  To the extent that these funding issues do not improve, our consolidated net sales are projected to be down 10-15% for full year fiscal 2011 as compared to fiscal year 2010,” said Ed Donnelly, DynaVox’s Chief Executive Officer.

Mr. Donnelly continued, “We continue to believe that the underlying patient need for our products remains strong and that our target markets are substantially underserved. Moreover, we are encouraged by the reception to our recent product launches. However, in response to the unprecedented challenges posed by the funding environment, we are taking steps to both optimize the deployment of our resources relative to the market opportunity, and manage costs.”

Updated Fiscal 2011 Guidance

For fiscal year 2011, the Company expects net sales to decline 10-15% from fiscal year 2010. The Company expects Adjusted EBITDA for fiscal year 2011 to be between $19.0 million and $23.0 million and adjusted pro forma net income per share in the range of $0.21 to $0.27 per share.

Conference Call

The conference call is scheduled to begin today at 5:00 p.m. EST. The call will be webcast live over the Internet hosted at the Investor Relations section of DynaVox’s website at http://ir.dynavoxtech.com/index.cfm, and will be archived online through November 25, 2010. In addition, listeners may dial (877) 312-5529 in North America, and international listeners may dial (253) 237-1147. Participants from the Company will be Ed Donnelly, Chief Executive Officer, and Ken Misch, Chief Financial Officer.

A telephonic playback will be available from 8:00 p.m. EST, November 11, 2010 through November 18, 2010.  To hear the playback, North American listeners may dial (800) 642-1687 and international listeners may dial (706) 645-9291. The conference ID number is 21106879.

Explanatory Note and Non-GAAP Financial Measures

DynaVox Inc. completed an initial public offering (IPO) on April 27, 2010. As a result of the IPO and certain other recapitalization transactions, DynaVox Inc. became the sole managing member of and has a controlling interest in DynaVox Systems Holdings LLC and its subsidiaries (“DynaVox Holdings” or “Predecessor”). References to “DynaVox,” the “Company,” and “Successor” refer, subsequent to the IPO and related transactions, to DynaVox Inc. and its consolidated subsidiaries and these references (other than “Successor”) refer, prior to the IPO and related transactions, to DynaVox Holdings.

This release presents adjusted pro forma net loss, which as defined by the Company represents net loss before non-controlling interest and after pro forma corporate income tax expense applied at an assumed 38.0% rate, which includes a provision for U.S. federal income taxes, assumes the highest statutory rates apportioned to each state, local and/or foreign jurisdiction and assumes the full exchange of Holdings Units of DynaVox Holdings into Class A Common Stock. Adjusted pro forma net loss per share consists of adjusted pro forma net loss divided by the aggregate number of the Company’s Class A Common Stock outstanding, assuming full exchange of Holdings Units of DynaVox Holdings into Class A Common Stock of DynaVox Inc. and giving effect to the dilutive impact, if any, of stock options and restricted stock awards.

This release also presents Adjusted EBITDA, as defined by the Company as the income (loss) before income taxes, interest income, interest expense, depreciation, amortization and other adjustments noted in the table below.

Adjusted EBITDA, adjusted pro forma net loss and adjusted pro forma net loss per share, however, do not represent and should not be considered as an alternative to net income (loss), net income (loss) per share or cash flow from operating activities, as determined in accordance with GAAP, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies.

Forward-Looking Statements

This press release contains forward-looking statements, including the information presented above under the caption “Updated Fiscal 2011 Guidance” which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “projects”, “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include but are not limited to those described under “Risk Factors” in our Annual Report on Form 10-K which is accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Annual Report on Form 10-K. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. In addition, our expectations with respect to net sales, Adjusted EBITDA and adjusted pro forma net income per share for fiscal year 2011 reflect an assumption that our revenues will experience a less severe revenue decline in the third and fourth quarters of fiscal year 2011 than we experienced in the first quarter and expect to experience in the second quarter as our new products and recently hired sales people begin to contribute, and our actual results for fiscal year 2011 may be worse than we presently expect if this assumption proves inaccurate due to continued deterioration in the funding environment or otherwise.

About DynaVox Inc.

DynaVox Inc. (NASDAQ: DVOX) is a publicly traded holding Company with its headquarters in Pittsburgh, Pennsylvania, whose primary operating entities are DynaVox Systems LLC and Mayer-Johnson LLC. DynaVox is the leading provider of speech generating devices and symbol-adapted special education software used to assist individuals in overcoming their speech, language and learning challenges. These solutions are designed to help individuals who have complex communication and learning needs participate in the home, classroom and community. Our mission is to enable our customers to realize their full communication and education potential by developing industry-leading devices, software and content and by providing the services to support them. We assist individuals, families, and professionals with an extensive field support organization, as well as centralized technical and reimbursement support. For more information, visit www.dynavoxtech.com.

DYNAVOX INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Successor	Predecessor
	Thirteen Weeks Ended
	October 1, 2010	October 2, 2009

NET SALES	$21,569	$24,255
COST OF SALES	6,234	6,064
GROSS PROFIT	15,335	18,191
OPERATING EXPENSES:
Selling and marketing	8,737	8,513
Research and development	2,534	2,241
General and administrative	4,787	2,883
Amortization of certain intangibles	108	420
Total operating expenses	16,166	14,057
(LOSS) INCOME FROM OPERATIONS	(831)	4,134
OTHER INCOME (EXPENSE):
Interest income	9	22
Interest expense	(683)	(2,010)
Change in fair value and net loss on interest rate swap agreements	(67)	(327)
Other expense—net	(268)	(61)
Total other expense-net	(1,009)	(2,376)
(LOSS) INCOME BEFORE INCOME TAXES	(1,840)	1,758
INCOME TAX (BENEFIT) EXPENSE	(121)	98
NET (LOSS) INCOME ATTRIBUTABLE TO THE CONTROLLING AND NON-CONTROLLING INTERESTS	$(1,719)	$1,660
Less: net loss attributable to the non-controlling interests	1,215
NET LOSS ATTRIBUTABLE TO DYNAVOX INC.	$(504)
Weighted-average shares of Class A common stock outstanding:
Basic	9,375,000
Diluted	9,375,000
Net loss available to Class A common stock per share:
Basic	$(0.05)
Diluted	$(0.05)

DYNAVOX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	Successor	Successor
	October 1, 2010	July 2, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,416	$20,777
Trade receivables—net	14,626	17,741
Inventories—net	7,594	6,808
Other current assets	2,404	2,441
Total current assets	37,040	47,767
PROPERTY AND EQUIPMENT—Net	7,370	7,065
GOODWILL AND INTANGIBLES—Net	91,948	92,177
DEFERRED TAXES	41,727	41,474
OTHER ASSETS	2,588	2,683
TOTAL ASSETS	$180,673	$191,166
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$4,166	$3,961
Trade accounts payable	4,756	5,541
Other liabilities	9,569	14,562
Total current liabilities	18,491	24,064
LONG-TERM DEBT	42,900	44,200
OTHER LONG-TERM LIABILITIES	44,029	45,038
Total liabilities	105,420	113,302

STOCKHOLDERS’ EQUITY	75,253	77,864
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$180,673	$191,166

DYNAVOX INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Successor	Predecessor
	Thirteen Weeks Ended
	October 1, 2010	October 2, 2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash (used in) provided by operating activities	$(3,984)	$617
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash used in investing activities	(1,429)	(1,890)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash used in financing activities	(2,952)	(3,976)
EFFECT OF CURRENCY EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	4	14
NET DECREASE IN CASH AND CASH EQUIVALENTS	(8,361)	(5,235)
CASH AND CASH EQUIVALENTS:
Beginning of period	20,777	12,631
End of period	$12,416	$7,396

DYNAVOX INC. AND SUBSIDIARIES

ADJUSTED EBITDA

(Unaudited)

(In thousands)

	Successor	Predecessor
	Thirteen Weeks Ended
	October 1, 2010	October 2, 2009

Adjusted EBITDA(1)	$792	$5,520

(1)          Adjusted EBITDA represents income (loss) before income taxes, interest income, interest expense depreciation and amortization and the other adjustments noted in the table below.

	Adjusted EBITDA Reconciliation
	Successor	Predecessor
	Thirteen Weeks Ended
	October 1, 2010	October 2, 2009
	(Amounts in thousands)

(Loss) income before income taxes	$(1,840)	$1,758
Depreciation	779	664
Amortization	229	475
Interest income	(9)	(22)
Interest expense	683	2,010
Change in fair value and net loss on interest rate swaps	67	327
Other expense, net (a)	237	5
Equity-based compensation	545	190
Employee severance and other costs	(4)	—
Acquisition costs	32	38
Management fees (b)	—	75
Other adjustments (c)	73	—
Adjusted EBITDA	$792	$5,520

(a)          Excludes realized foreign currency gains or losses.

(b)         Prior to April 21, 2010 we received advisory services from Vestar and certain pre-IPO owners. These arrangements concluded on April 21, 2010.

(c)          Includes certain amounts related to other taxes.

DYNAVOX INC. AND SUBSIDIARIES

ADJUSTED PRO FORMA NET LOSS

(Unaudited)

(Dollars in thousands, except per share amounts)

Thirteen Weeks Ended
October 1, 2010

Net loss attributable to DynaVox Inc.	$(504)

Adjustments:
Net loss attributable to the non-controlling interest	(1,215)
Income taxes	578
Total adjustments	(637)

Adjusted pro forma net loss	$(1,141)

Pro forma fully exchanged shares outstanding	29,834,983

Adjusted pro forma net loss per fully exchanged share	$(0.04)

Adjusted pro forma net loss, as defined by DynaVox, represents net loss before non-controlling interest and after pro forma corporate income tax expense applied at an assumed 38.0% rate, which includes a provision for U.S. federal income taxes, assumes the highest statutory rates apportioned to each state, local and/or foreign jurisdiction and assumes the full exchange of Holdings Units into Class A Common Stock as described below.  Adjusted pro forma net loss per share consists of adjusted pro forma net loss, divided by the aggregate number of the Company’s Class A Common Stock outstanding, assuming full exchange of Holdings Units of DynaVox Holdings into Class A Common Stock of DynaVox Inc. and giving effect to the dilutive impact, if any, of stock options and restricted stock awards.

The table above provides a reconciliation of net loss to adjusted pro forma net loss and adjusted pro forma net loss per share.